Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Form S-8 (Nos. 333-184223 and 333-192345) of our report dated March 31, 2015, relating to the consolidated financial statements of Sound Financial Bancorp, Inc. and Subsidiary appearing in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Moss Adams LLP

Everett, Washington
March 31, 2015